EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-33999 of Tyco International Ltd. on Form S-8 of our report dated June 26, 2006, relating to the financial statements of the Tyco International (US) Inc. Retirement Savings and Investment Plan III as of December 31, 2005, and for the year ended December 31, 2005, which appears in this Form 11-K.

/s/ Mitchell & Titus, LLP
June 22, 2007